Filed Rule 424Pursuant to (b)(3)

Registration No. 333-296946

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated July 10, 2026)

Catheter Precision, Inc.

68,067,042 Shares of Common Stock

This prospectus supplement (this “Supplement”) supplements the prospectus dated July 10, 2026 (as previously supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (File No. 333-296946), relating to the resale, from time to time, by the selling stockholders named in the Prospectus of up to 68,067,042 shares of our common stock, par value $0.0001 per share (“Common Stock”).

This Supplement is being filed to update the disclosure contained in the section of the Prospectus captioned “SELLING STOCKHOLDERS” to reflect the transfer by Creatd, Inc. (“Creatd”) of an aggregate of 5,092 shares of our Series D Convertible Preferred Stock (the “Transferred Shares”) to Anson Investments Master Fund LP (“Anson Investments”) and Anson East Master Fund LP (“Anson East”, and together with Anson Investments, the “Assignees”), and the related assignment of Creatd's registration rights under the Registration Rights Agreement, dated as of March 9, 2026, with respect to the Registrable Securities issuable upon conversion of the Transferred Shares, in each case as reported to the Company by written notice dated July 24, 2026. Creatd transferred 3,870 shares of Series D Convertible Preferred Stock to Anson Investments and 1,222 shares of Series D Convertible Preferred Stock to Anson East, and retains 686 shares of Series D Convertible Preferred Stock following the transfer.

Accordingly, the table under “Information About Selling Stockholders Offering” in the Prospectus is hereby revised as set forth below solely with respect to Anson Investments, Anson East and Creatd. All other selling stockholders, and all other information set forth in the Prospectus, remain unchanged. Footnotes (5), (10) and (16) to the table are hereby amended and restated in their entirety as set forth below.

The share amounts set forth below reflect the $0.35 Floor Price of the Series D Convertible Preferred Stock in effect under the Registration Statement of which the Prospectus forms a part.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering
Anson Investments Master Fund LP (5)	14,922,855	14,922,855	-	-%
Anson East Master Fund, LP (10)	4,777,141	4,777,141	-	-%
Creatd, Inc. (16)	1,960,000	1,960,000	-	-%

* Less than 1%

(5) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2, Series C-3 and Series D Convertible Preferred Stock beneficially owned by the selling stockholder, including (i) 1,288,571 shares of Common Stock issuable upon conversion of 451 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 1,288,571 shares of Common Stock issuable upon conversion of 451 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (iii) 1,288,571 shares of Common Stock issuable upon conversion of 451 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iv) 11,057,142 shares of Common Stock issuable upon conversion of 3,870 shares of Series D Preferred Stock (subject to a 4.99% beneficial ownership limitation). The shares of Series D Convertible Preferred Stock were acquired from Creatd, Inc. pursuant to a Securities Exchange and Purchase Agreement, dated as of July 24, 2026, and the related assignment and joinder of registration rights described above. The share amounts above reflect the $0.35 Floor Price of the Series D Convertible Preferred Stock in effect under the Registration Statement of which this prospectus forms a part; additional shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock as a result of the subsequent reduction of the Floor Price to $0.23 per share are being registered under a separate, subsequently filed registration statement.

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the securities beneficially owned by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(10) Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion of the shares of Series C-1, Series C-2, Series C-3 and Series D Convertible Preferred Stock acquired by the selling stockholder, including (i) 428,571 shares of Common Stock issuable upon conversion of 150 shares of Series C-1 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (ii) 428,571 shares of Common Stock issuable upon conversion of 150 shares of Series C-2 Preferred Stock (subject to a 4.99% beneficial ownership limitation), (iii) 428,571 shares of Common Stock issuable upon conversion of 150 shares of Series C-3 Preferred Stock (subject to a 4.99% beneficial ownership limitation), and (iv) 3,491,428 shares of Common Stock issuable upon conversion of 1,222 shares of Series D Preferred Stock (subject to a 4.99% beneficial ownership limitation). The shares of Series D Convertible Preferred Stock were acquired from Creatd, Inc. pursuant to a Securities Exchange and Purchase Agreement, dated as of July 24, 2026, and the related assignment and joinder of registration rights described above. The share amounts above reflect the $0.35 Floor Price of the Series D Convertible Preferred Stock in effect under the Registration Statement of which this prospectus forms a part; additional shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock as a result of the subsequent reduction of the Floor Price to $0.23 per share are being registered under a separate, subsequently filed registration statement.

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund, LP, hold voting and dispositive power over the securities beneficially owned by Anson East Master Fund, LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The address of Anson East Master Fund, LP is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(16) Shares of Common Stock to be sold pursuant to this prospectus represent 1,960,000 shares of Common Stock issuable upon conversion of 686 shares of Series D Convertible Preferred Stock (subject to a 4.99% beneficial ownership limitation), which shares of Series D Preferred Stock are issuable to the selling stockholder pursuant to the Subsequent Acquisition Purchase Agreement, dated March 9, 2026, by and between the Company and Creatd, Inc. On July 24, 2026, Creatd, Inc. transferred an aggregate of 5,092 shares of Series D Convertible Preferred Stock, and assigned the related registration rights, to Anson Investments Master Fund LP and Anson East Master Fund LP, as described above. The share amount above reflects the $0.35 Floor Price of the Series D Convertible Preferred Stock in effect under the Registration Statement of which this prospectus forms a part; additional shares of Common Stock issuable upon conversion of the Series D Convertible Preferred Stock as a result of the subsequent reduction of the Floor Price to $0.23 per share are being registered under a separate, subsequently filed registration statement. Creatd, Inc. is a Nevada corporation. The natural person or persons having voting and/or dispositive power over the securities held by Creatd, Inc. is Jeremy Frommer. The address of Creatd, Inc. is 1111B S. Governors Avenue, Ste. 20721, Dover, DE 19904.

This Supplement should be read in conjunction with the Prospectus, and this Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates and supersedes the information contained in the Prospectus. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is August 21, 2026.

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